Exhibit 99.1

Neiman Marcus Group LTD LLC Reports Fourth Quarter and Fiscal Year 2018 Results

DALLAS--(BUSINESS WIRE)--September 18, 2018--Neiman Marcus Group LTD LLC (the “Company”) today reported financial results for the fourth quarter and fiscal year ended July 28, 2018.

“The fourth quarter was in-line with our expectations and marked our fourth consecutive quarter of positive sales increases,” said Geoffroy van Raemdonck, Chief Executive Officer, Neiman Marcus Group. “Online revenues were up 12.5% for the quarter and accounted for 36% of our overall business. We also delivered healthy gross margin performance through lower markdowns and strong inventory management. As we look to the future, we are making long-term investments in technology, supply chain and new customer centric capabilities that will begin to benefit the business in fiscal 2020 and beyond. Our multi-year strategic plan is designed to both protect and advance our existing business, while also positioning Neiman Marcus Group for long-term growth.”

For the fourth quarter, the Company reported total revenues of $1.13 billion, representing an increase in comparable revenues of 2.3% from the fourth quarter of fiscal year 2017. The Company reported a net loss of $75.3 million for the fourth quarter of fiscal year 2018 compared to a net loss of $366.3 million in the prior year, which included non-cash impairment charges of $357.0 million as described below under “Other Items”. Adjusted EBITDA, which is described on page 8 of this release, for the fourth quarter of fiscal year 2018 was $56.1 million compared to $48.2 million in the prior year.

For fiscal year 2018, the Company reported total revenues of $4.90 billion, representing an increase in comparable revenues of 4.9%. Including non-cash income tax benefits of approximately $391.6 million in fiscal year 2018 and non-cash impairment charges of $510.7 million in fiscal year 2017 as described below under “Other Items”, the Company reported net earnings of $251.1 million in fiscal year 2018 compared to a net loss of $531.8 million in the prior year. Fiscal year 2018 Adjusted EBITDA was $477.1 million compared to $433.8 million in the prior year. Free Cash Flow, which is described on page 9 of this release, for fiscal year 2018 was $122.6 million compared to negative $57.7 million in the prior year.

Other Items. The Company recorded non-cash income tax benefits of approximately $391.6 million in fiscal year 2018 due to the impact of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. The Company also recorded non-cash impairment charges to state certain intangible and other assets, primarily related to its Neiman Marcus and Bergdorf Goodman brands, to their estimated fair value of $357.0 million in the fourth quarter of fiscal year 2017 and $510.7 million in fiscal year 2017.

Subsequent to the end of the fourth quarter, the Company effected an organizational change as a result of which the entities through which the Company operates the MyTheresa business now sit directly under Neiman Marcus Group, Inc., the Company’s ultimate parent entity. These entities were unrestricted, non-guarantor subsidiaries under the Company’s debt instruments. As a result of this change, going forward the financial results of the MyTheresa entities will no longer be included in the Company’s publicly reported financial statements. The change is not expected to meaningfully affect operations for Neiman Marcus or MyTheresa.

Conference Call. A live webcast of the earnings conference call can be accessed through the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com on Tuesday, September 18, 2018 beginning at 9:00 a.m. Central Daylight Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus Group LTD LLC website at www.neimanmarcusgroup.com.

Non-GAAP Financial Measures. In this press release, the Company's financial results are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, including Adjusted EBITDA. This non-GAAP financial measure is included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measure to monitor and evaluate the performance of its business and believes the presentation of this measure enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance relative to other companies in its industry. For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation of such financial measures to net earnings (loss), a GAAP measure, see “Non-GAAP Financial Measures” on page 8 of this press release.

Forward-Looking Statements. This press release contains forward-looking statements. In many cases, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “will,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar expressions. The forward-looking statements contained in this press release reflect the Company’s views as of the date of this press release and are based on our expectations and beliefs concerning future events, as well as currently available data as of the date of this press release. While the Company believes there is a reasonable basis for its forward-looking statements, they involve a number of risks, uncertainties, assumptions and changes in circumstances that may cause the Company’s actual results, performance or achievements to differ significantly from those expressed or implied in any forward-looking statement. Therefore, these statements are not guarantees of future events, results, performance or achievements and you should not rely on them. A variety of factors could cause the Company’s actual results to differ materially from the anticipated or expected results expressed in the Company’s forward-looking statements, including those factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and elsewhere in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. You should keep in mind that the forward-looking statements contained in this press release speak only as of the date of this press release. Except to the extent required by law, the Company undertakes no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS GROUP LTD LLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	July 28, 2018	July 29, 2017

ASSETS
Current assets:
Cash and cash equivalents	$38,510	$49,239
Credit card receivables	33,689	38,836
Merchandise inventories	1,115,839	1,153,657
Other current assets	123,822	146,439
Total current assets	1,311,860	1,388,171

Property and equipment, net	1,569,904	1,586,961
Favorable lease commitments, net	879,434	930,585
Other definite-lived intangible assets, net	354,542	401,081
Tradenames	1,501,327	1,499,750
Goodwill	1,883,869	1,880,894
Other long-term assets	44,967	16,074
Total assets	$7,545,903	$7,703,516

LIABILITIES AND MEMBER EQUITY
Current liabilities:
Accounts payable	$318,969	$316,830
Accrued liabilities	511,289	456,937
Current portion of long-term debt	29,426	29,426
Total current liabilities	859,684	803,193

Long-term liabilities:
Asset-based revolving credit facility	159,000	263,000
Long-term debt, net of debt issuance costs	4,464,152	4,412,540
Deferred income taxes	707,554	1,156,833
Deferred real estate credits and deferred financing obligations	254,555	201,892
Other long-term liabilities	341,777	399,406
Total long-term liabilities	5,927,038	6,433,671

Total member equity	759,181	466,652
Total liabilities and member equity	$7,545,903	$7,703,516

NEIMAN MARCUS GROUP LTD LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Fourth quarter ended		Fiscal year ended
(in thousands)	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Revenues	$1,132,943	$1,119,875	$4,900,444	$4,705,993
Cost of goods sold including buying and occupancy costs	817,439	807,124	3,320,753	3,220,027
Selling, general and administrative expenses	281,316	279,429	1,179,641	1,129,309
Income from credit card program	(9,466)	(14,611)	(46,361)	(60,082)
Depreciation expense	52,608	55,672	214,452	225,463
Amortization of intangible assets	11,504	12,139	46,685	50,769
Amortization of favorable lease commitments	12,692	12,786	51,046	53,262
Other expenses	11,418	6,793	37,721	29,730
Impairment charges	-	356,964	-	510,736

Operating earnings (loss)	(44,568)	(396,421)	96,507	(453,221)

Interest expense, net	77,143	75,670	307,441	295,668

Loss before income taxes	(121,711)	(472,091)	(210,934)	(748,889)

Income tax benefit	(46,408)	(105,788)	(462,065)	(217,130)

Net earnings (loss)	$(75,303)	$(366,303)	$251,131	$(531,759)

NEIMAN MARCUS GROUP LTD LLC
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:

	Fourth quarter ended		Fiscal year ended
(in millions)	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Change in comparable revenues	2.3%	-0.5%	4.9%	-5.2%

Capital expenditures	$64.8	$40.3	$174.6	$204.6

Rent expense	$31.8	$33.4	$122.5	$116.1

Adjusted EBITDA	$56.1	$48.2	$477.1	$433.8

NEIMAN MARCUS GROUP LTD LLC
NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

To supplement the Company’s financial information presented in accordance with GAAP, it uses Adjusted EBITDA and Free Cash Flow to monitor and evaluate the performance of its business and believes the presentation of these measures enhances investors’ ability to analyze trends in its business and evaluate its performance relative to other companies in its industry. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, further adjusted to eliminate the effects of items management does not believe are representative of the Company’s ongoing performance. The Company defines Free Cash Flow as net cash flow provided by operating activities, less capital expenditures. These financial metrics are not presentations made in accordance with GAAP.

Adjusted EBITDA and Free Cash Flow should not be considered as alternatives to operating earnings (loss) or net earnings (loss) as a measure of operating performance. In addition, Adjusted EBITDA and Free Cash Flow are not presented as and should not be considered as alternatives to cash flows as a measure of liquidity. Adjusted EBITDA and Free Cash Flow have important limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP.

These limitations include the fact that Adjusted EBITDA: (i) excludes certain tax payments that may represent a reduction in cash available to the Company; (ii) excludes certain adjustments for purchase accounting; (iii) does not reflect changes in, or cash requirements for, the Company’s working capital needs, capital expenditures or contractual commitments; (iv) does not reflect the Company’s significant interest expense; and (v) does not reflect the cash requirements necessary to service interest or principal payments on the Company’s debt. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements. In addition, other companies in the Company’s industry may calculate Adjusted EBITDA or Free Cash Flow differently than it does, limiting their usefulness as comparative measures.

In calculating these financial measures, the Company makes certain adjustments that are based on assumptions and estimates that may prove inaccurate. In addition, in the future the Company may incur expenses similar to those eliminated in this presentation. The following table reconciles net earnings (loss) as reflected in the Company’s consolidated statements of operations prepared in accordance with GAAP to Adjusted EBITDA (figures may not sum due to rounding):

	Fourth quarter ended		Fiscal year ended
(dollars in millions)	July 28, 2018	July 29, 2017	July 28, 2018	July 29, 2017

Net earnings (loss)	$(75.3)	$(366.3)	$251.1	$(531.8)
Income tax benefit	(46.4)	(105.8)	(462.1)	(217.1)
Interest expense, net	77.1	75.7	307.4	295.7
Depreciation expense	52.6	55.7	214.5	225.5
Amortization of intangible assets and favorable lease commitments	24.2	24.9	97.7	104.0
EBITDA	$32.2	$(315.8)	$408.7	$(123.7)

Impairment charges	-	357.0	-	510.7
Non-cash rent expense	5.0	2.3	14.7	9.7
Transaction and other costs	-	-	-	3.3
Non-cash stock compensation and other long-term cash incentives	4.0	(1.9)	17.1	(1.2)
Expenses incurred in connection with strategic
initiatives	12.6	4.3	23.3	21.3
Liquidation markdowns and expenses related
to store closures	5.6	-	20.4	2.6
Expenses incurred in connection with openings
of new stores / remodels of existing stores	1.8	-	5.9	8.6
Non-cash gain related to change in vacation policy	(5.2)	-	(19.5)	-
Expenses related to cyber-attack, net of insurance recoveries	-	1.5	1.1	1.5
Net gain from facility closure	-	-	-	-
Other expenses	0.1	0.8	5.3	1.0
Adjusted EBITDA	$56.1	$48.2	$477.1	$433.8

The following table reconciles the Company’s Free Cash Flow to (i) net cash provided by operating activities less (ii) capital expenditures, in each case as reflected in the Company’s condensed consolidated statements of cash flows prepared in accordance with GAAP.

	Fiscal year ended
(in millions)	July 28, 2018	July 29, 2017

Net cash provided by operating activities	$297.2	$147.0
Capital expenditures	(174.6)	(204.6)
Free Cash Flow	$122.6	$(57.7)

CONTACT:
Neiman Marcus Group LTD LLC
Mark Anderson, 214-757-2934
Director – Finance and Investor Relations